ATSG Elects Rob Coretz to Board of Directors

WILMINGTON, OH - February 25, 2019 - Air Transport Services Group, Inc. (NASDAQ:ATSG) today announced the election of Robert K. Coretz to its Board of Directors on February 20, 2019.

Coretz, 55, is a principal and founder of 10 Tanker Air Carrier, which engineers and modifies DC-10 aircraft for aerial firefighting and suppression purposes. The aircraft and the company’s fleet are the largest aircraft in the world fighting forest fires in both the southern and northern hemisphere.

He is also the former board chairman of Omni Air International, a U.S. based passenger airline that ATSG acquired in November 2018. He founded Omni Air International in 1993. He was also a principal and founder of several aircraft leasing companies. He holds a Bachelor of Science degree in electrical engineering from the University of Arizona.

Randy Rademacher, board chairman of ATSG, said Coretz has in-depth knowledge of the technology of aircraft conversions, one of ATSG’s key strategic advantages, and also about the management of global airline operations.

“The shareholders of ATSG will be well served by the contributions of Rob Coretz, a true leader in the airline and aircraft conversion services field,” Rademacher said. “Having the founder of Omni Air International on our Board as we integrate it into the ATSG family of businesses will enhance its continued success and benefit our other businesses as well.”

Coretz said he is pleased to join the Board of ATSG, which offers strong complementary capabilities that will enhance Omni’s services to its customers.

“At Omni Air International, we closely followed the development of ATSG since the Airborne days into a premier independent source of air cargo services to major worldwide organizations,” he said. “I am eager to help sustain and shape its continued growth in new and expanding markets.”

Coretz increases the number of ATSG directors to eight. He has been nominated for reelection to a one-year term on the Board of Directors at the next annual meeting of ATSG shareholders in May 2019.

About Air Transport Services Group
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.

Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-366-2303